                                                                       Exhibit 2
                                                                       ---------
                                  [FORM OF]
                              AMENDMENT NO. 1 TO
                        PARTNERSHIP ADMISSION AGREEMENT


     This AMENDMENT NO. 1 (this "Amendment No. 1") to the PARTNERSHIP ADMISSION AGREEMENT, dated as of September 23, 1996 (as so amended, the "Agreement") by
                                                               ---------
and among New England Investment Companies, L.P., a Delaware limited partnership ("NEIC"), Jurika & Voyles, Inc., a California corporation ("JV"), and the
  ----                                                      --
stockholders of JV listed on the signature pages thereto (collectively, the "Stockholders") is entered into as of the 1st day of January, 1997.
-------------


                                    RECITALS

1.   The parties to the Agreement desire to amend the Agreement.

2. The purpose of this Amendment No. 1 is to set forth the understanding of the parties with respect to certain changes to the Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. (a) The following additional terms shall be added to the list of definitions in the Agreement and shall have the meaning set forth below:

          "Deferred Equity Price" means (i) in respect of any calendar quarter ending prior to the date of any Restructuring, the average Closing Price of an LP Unit for the last ten Trading Days of the quarter; (ii) in respect of any calendar quarter beginning after the date of any Restructuring, (x) the average Closing Price of a Public Equity Unit for the last ten Trading Days of the quarter multiplied by (y) the
                                                       ---------- --
          number of Public Equity Units that would have been received by JV for each LP Unit, if JV had exchanged LP Units for Public Equity Units on the last day of such quarter (the number determined pursuant to this clause (y) for each quarter, the "Exchange Multiplier"); and (iii) in respect of any calendar quarter in which a Restructuring occurs:

               (x) the sum of --

                    (A)(I) the sum of the Closing Prices of Public Equity Units for up to the last ten (10) Trading Days of the quarter that fell on or after the date of the Restructuring multiplied by
                                                                   ---------- --
                    (II) the Exchange Multiplier for such quarter, and

                    (B)(I) if the number of Trading Days taken into account in the immediately preceding paragraph (A) is less than ten (with the amount by which such number is less than ten being "x"), the sum of the Closing Prices of LP Units for the x Trading Days immediately preceding the date of the Restructuring, and (II) otherwise, zero, divided by
                                                             ------- --

               (y) ten.

          In the event that following any Restructuring, the capital structure of NEIC and/or any publicly held entity that is formed or becomes publicly held in connection with the Restructuring is not contemplated by the foregoing definition of "Deferred Equity Price", then the definition shall be amended so as to place JV to the extent possible in the same position that it would have been in had the Restructuring occurred in one of the manners contemplated. In addition, in calculating the Deferred Equity Price in respect of any calendar quarter, the relevant Closing Prices or the Exchange Multiplier shall be adjusted to the extent necessary to reflect LP Unit or Public Equity Unit splits, reverse LP Unit or Public Equity Unit splits, distributions paid in LP Units or Public Equity Units, as the case may be, or other capital transactions in respect of the LP Units or Public Equity Units which would make such an adjustment appropriate.

          "Hawaii Assets" means all of JV's right, title and interest to Investment Contracts with clients located in Hawaii, and all fees earned by JV with respect to such Investment Contracts from the Closing Date to the Second Closing Date.

          "Public Equity Unit" means a unit of common equity interest in the publicly held entity, if any, which immediately after any Restructuring holds LP Units held immediately prior to the Restructuring by Public Partners of NEIC (as defined in NEIC's partnership agreement).

          "Restructuring" shall have the meaning given to it in NEIC's Amended and Restated Partnership Agreement dated as of September 15, 1993.

          "Second Closing" has the meaning set forth in Section 2.2.
                                                        -----------

          "Second Closing Date" has the meaning set forth in Section 2.2.
                                                             -----------

          (b) The following definitions shall be substituted for those currently included in the Agreement:

          "Closing Price" shall mean (i) on any date prior to the date of any Restructuring, the closing price on such date for an LP Unit on the Exchange, and (ii) on any date falling on or after the date of any Restructuring, the closing price on such date for a Public Equity Unit on the Exchange, or if Public Equity Units are not listed or admitted to trading on the Exchange, the closing price on such date for a Public Equity Unit as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which Public Equity Units are listed or admitted to trading, or if Public Equity Units are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices on such date for a Public Equity Unit in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Public Equity Units are not quoted by any such organization, the average of the closing bid and asked prices for such date for a Public Equity Unit as furnished by a professional market maker making a market in Public Equity Units selected by the general partner of NEIC.

          "Trading Day" shall mean (i) prior to the date of any Restructuring, a day during which the Exchange is open for business, and (ii) on or after any Restructuring, a day on which the principal national securities exchange on which Public Equity Units are listed or admitted to trading is open for the transaction of business or, if Public Equity Units are not listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          (c)  The following definitions are hereby amended

          "Assets." The last paragraph of the definition of Assets is hereby amended to read in its entirety as follows:

               "provided, however, that, with respect to the transfer by JV to NEIC contemplated by Section 1.1(a), the term Assets shall
                                    --------------
               exclude: (1) all cash, cash equivalents and accounts receivable in excess of the Minimum Cash/Capital Requirement; (2) the corporate minute books, stock transfer books and other corporate records of JV and (3) those assets identified in Schedule 0.1A
                                                                -------------
               hereto, but shall include any cash, cash equivalents and accounts receivable attributable to fees from Investment Contracts since January 1, 1997.

          "Closing Run Rate Revenue." The definition of Closing Run Rate Revenue is hereby amended by adding a new subsection at the end to read as follows:

               "(iii) Notwithstanding anything to the contrary contained herein the Closing Run Rate Revenue for the eleven (11) broker wrap accounts and the Paine Webber Trust identified on Schedule 0.1(E)
                                                                 ---------------
               to this Amendment No. 1 will be the gross advisory fee revenue that would be earned over the 12 months following January 1, 1997 as to such accounts assuming (i) that such business remains in force and that both assets under management and fee rates remain unchanged from those existing on January 1, 1997, and (ii) that as to the Prudential Retail Clients, such determination shall be made utilizing all such accounts that remain under management as of the close of business on December 31, 1996 and as to which JV has not been notified on or prior to such date that the Prudential Retail Client intends to discontinue its relationship with JVLP following the Closing, all as shown on the calculation of Closing Run Rate Revenue reflected on Schedule 0.1(F) to this
                                                        ---------------
               Amendment No. 1.

          "Initial Run Rate Revenue." The definition of Initial Run Rate Revenue is hereby amended by adding at the end thereof the following language:

               "provided, however, that notwithstanding anything to the contrary
                --------  -------
               contained in the foregoing, the Initial Run Rate Revenue for the eleven (11) broker wrap accounts and the Paine Webber Trust identified on Schedule 0.1E to this Amendment No. 1 is
                             -------------
               $9,862,535.

          "Principal Stockholders." The definition of Principal Stockholders is hereby amended and restated to read in its entirety as follows:

               "Principal Stockholders" shall mean William K. Jurika and each individual stockholder owning of record and beneficially seven percent (7%) or more of the issued and outstanding capital stock of JV."

2. AMENDMENT TO SECTION 1.1. A new Section 1.1(d) is hereby added to the Agreement and shall read in its entirety as follows:

          Notwithstanding Sections 1.1(a), (b) and (c), the parties agree that the Hawaii Assets will be contributed by JV to NEIC at the Second Closing instead of at the Closing and shall, during the interim period, be subject to provision of any necessary administrative services with respect to Investment Contracts included in the Hawaii Assets as mutually agreed by JV and JVLP. At the Second Closing, JV shall contribute its Hawaii

          Assets free and clear of any Lien other than those identified in
          Section 3.11(a), and NEIC shall assume and become responsible for the
          ---------------
          Assumed Liabilities in respect of such Hawaii Assets, but in no event including the Excluded Liabilities. Immediately upon completion of such contribution, NEIC shall contribute, directly or indirectly, to JVLP all of the Hawaii Assets, subject to the assumption by JVLP of the Assumed Liabilities in respect of such Hawaii Assets, but in no event shall such obligations include the Excluded Liabilities."

3.   AMENDMENT TO SECTION 1.2.

     3.1 Amendment to Section 1.2(a). Section 1.2(a) of the Agreement is amended by adding in the fifth line thereof, after the word "cash" and before the parenthetical the following language:

          "together with interest thereon since January 1, 1997 through and including January 3, 1997 at the rate payable in respect of funds deposited in the Reich & Tang Institutional Daily Income Fund."

     3.2 Amendment to Section 1.2(b). (a) Section 1.2(b) of the Agreement shall be amended by deleting the following text beginning in the fifteenth line thereof: "(with the number of LP Units payable in respect of a calendar quarter equal to 50% of the Deferred Payment Amount that accrued during such quarter divided by the average Closing
                                                  ------- --
          Price of LP Units for the last ten Trading Days of the quarter)", and replacing such text with the following language:

          "(with the number of LP Units payable in respect of a calendar quarter equal to 50% of the Deferred Payment Amount that accrued during such quarter divided by the Deferred Equity Price for such quarter)."
                  ------- --

          (b) Clause (y) of Section 1.2(b) on page 11 of the Agreement is amended by deleting the clause in its entirety and replacing such text with the following language:

          "(y) ending December 31, 1999 or"

          (c) The last sentence of Section 1.2(b) of the Agreement is amended by deleting the sentence in its entirety and replacing such text with the following language:

          "Notwithstanding anything to the contrary contained in this Section
                                                                      -------
          1.2(b), the total amount payable by NEIC as the Deferred Payment
          ------
          Amount shall not exceed $15 million (disregarding for purposes of such calculation any increase or decrease in the value of LP Units or Public Equity Units to which JV may have theretofore become entitled as of the end of any quarterly period)."

4.   AMENDMENT TO ARTICLE II.

     4.1 New Section 2.2. A new Section 2.2 is hereby added to the Agreement and shall read in its entirety as follows:

          "2.2 The closing of the contribution and assumption of Hawaii Assets (the "Second Closing") will take place within three (3) business days
                --------------
          after the first to occur of (i) the registration of JVLP as an investment adviser under the laws of Hawaii or (ii) the elimination of the requirement that JVLP be so registered under the laws of Hawaii, at the offices of JVLP, or at such other time and place as the parties hereto may mutually agree (the "Second Closing Date"). At the Second
                                          -------------------
          Closing, the following shall occur (and shall be deemed to occur in immediate succession):

               (a) JV shall deliver to NEIC any contribution, assignment and other instruments relating to the contribution of the Hawaii Assets to NEIC as NEIC and its counsel may reasonably request in order to effect such contribution;

               (b) NEIC shall deliver to JVLP any contribution, assignment and other instruments as JV and its counsel may reasonably request in order to evidence the contribution by NEIC, directly or indirectly through one or more of its subsidiaries, to JVLP of the Hawaii Assets; and

               (c) JV shall deliver to NEIC, and NEIC shall deliver to JV, the various certificates, instruments and documents referred to in
               Article VII."
               -----------

5.   REPRESENTATIONS AND WARRANTIES.

     5.1 Organization. Section 3.1 of the Agreement is amended by deleting the last sentence thereof and replacing it with the following language:

          "JV is duly qualified to do business as a foreign corporation under the laws of the States of Florida, Pennsylvania and Indiana and is not by reason of the nature of its business or the ownership or leasing of its properties required to be qualified to do business in any other jurisdiction."

     5.2 No Adverse Change. Section 3.7(c) of the Agreement is amended by deleting the existing language and replacing it with the following language to read as follows:

          "JV has not issued or sold any interest, option, note or other security (other than as permitted pursuant to Section 5.1(b))."

     5.3 Taxes. Section 3.9(g) is amended by deleting the number "$1,000,000" and replacing it with the number "$1,400,000".

     5.4 Litigation; No Practices in Violation of Law. Section 3.15(b) is hereby amended and restated in its entirety to read as follows:

               "(b) Neither JV nor to JV's knowledge any Stockholder has engaged in or is now engaging in any act, conspiracy or course of conduct in violation of any applicable federal or state law or regulation governing business practices, including without limitation
               Section 28(e) of the Exchange Act and the regulations promulgated thereunder or any other federal or state law governing "soft dollar" transactions, nor has JV or to JV's knowledge any Stockholder received any notice, claim or protest that such person is now or has heretofore been so engaged."

     5.5 NEIC Financial Statements. Section 4.13 of the Agreement is amended by deleting from the fifth line thereof the words "changes in partners' capital."

6. CONDUCT PRIOR TO CLOSING. Section 5.1(a) of the Agreement is amended by deleting the existing language and replacing it with the following language:

          "issue or sell any interest, option, note or other securities (other than as permitted pursuant to Section 5.1(b))."

7. CONSENTS AND APPROVALS. Section 6.1(c)(iii) of the Agreement is amended by adding the following language at the end of such Section:

          "Notwithstanding anything to the contrary contained in the foregoing, NEIC agrees that JV may seek the consent of Retail Clients under the wrap-fee programs sponsored by Prudential Securities ("Prudential") so long as JV shall have sent a letter in the form of Exhibit 6.1(c) to such Retail Clients on or before October 31, 1996 and so long as JV shall have sent a second letter in the form of Exhibit 6.1(c)(iii) to this Amendment No. 1 to such Retail Clients on or before December 31, 1996; provided, however, that nothing herein shall be deemed to modify
                --------  -------
          any of JV's other obligations or the conditions to closing contained in Article VII hereof including, without limitation, the condition contained in Section 7.2(d)(iii), which shall remain unaffected hereby."

8. UPDATED FINANCIAL STATEMENTS. Section 6.11(a) of the Agreement is amended by deleting the text in its entirety and replacing such text with the following language:

          "Within 45 days following the completion of JV's last fiscal quarter ending prior to the Closing Date, JV will deliver to NEIC the audited balance sheet of JV as of the close of its fiscal year ended December 31, 1996, together with the related statements of income, cash flows and changes in stockholders' equity for the fiscal year then ended, accompanied by a report of independent auditors and all of which balance sheet and financial statements (including the notes thereto) are collectively called the "Interim Financials."
                                       ------------------

9.   CONDITION PRECEDENT.

     9.1 Amendment to Section 7.2(a). Section 7.2(a) of the Agreement is amended and restated in its entirety to read as follows:

               "(a) DELIVERY OF ASSETS. JV shall have delivered to NEIC any contribution, assignment or other instruments relating to the contribution of Assets of JV (other than Hawaii Assets) as NEIC and its counsel reasonably request to effect the contribution and transfer of JV's Assets (other than Hawaii Assets) to JVLP."

     9.2 Amendment to Section 7.3(b). Section 7.3(b) of the Agreement is amended by deleting the words "Exhibit 7.3(b)" and replacing them with the
                                    --------------
     words "New Exhibit 7.3(b)".  The New Exhibit 7.3(b) is attached hereto and
            ------------------
     forms a part of the Agreement.

     9.3 New Section 7.4. A new Section 7.4 is hereby added to the Agreement and shall read in its entirety as follows:

               "7.4 CONDITIONS PRECEDENT TO SECOND CLOSING. The obligations of NEIC, JV and the Stockholders to consummate the Second Closing shall be subject to the fulfillment or waiver at or prior to the Second Closing of the following conditions:

               (a) INVESTMENT ADVISER REGISTRATION. JVLP shall have been registered under the laws of Hawaii as an investment adviser or the requirement that JVLP be so registered shall have been eliminated.

               (b) ABSENCE OF LITIGATION; NO ORDERS. No action or proceeding shall have been instituted or threatened on or before the Second Closing Date before any court or governmental body or authority pertaining to the contribution of the Hawaii Assets, the results of which could prevent or make illegal the consummation of such transaction or which could be materially adverse to the business, financial condition or results of operations of JV, JVLP or NEIC. Neither NEIC, JVLP nor JV shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which either enjoins or prohibits the consummation of the contribution of the Hawaii Assets.

               (c) CERTIFICATE. JV shall have delivered to NEIC a certificate dated as of the Second Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that at the Second Closing, JV shall have good and sufficient title to the Hawaii Assets, free and clear of all Liens other than those identified in Section 3.11(a).

10.  AMENDMENT TO NON-COMPETITION PROVISIONS

     10. Restricted Activities. Section 10.3(b) of the Agreement is amended by adding at the end thereof the following language:

               "Notwithstanding anything in this Agreement to the contrary, none of the restrictions contained in this Section 10.3(b) or in
               Section 8 of the Employment Agreements shall apply to the rendering of investment advisory services by JV or any Stockholder in respect of the Hawaii Assets before the Second Closing."

11.  UPDATED SCHEDULES.   Pursuant to Section 5.2 of the Agreement, the
     following schedules are amended and superseded in their entirety by the following updated schedules attached to this Amendment No. 1: (a) Schedule 0.1D relating to Terminable Contracts, (b) Schedule 3.19(b)(i) relating to Relationship Changes, (c) Schedule 7.2(d)(ii) relating to consents of Terminable Contracts not required and (d) Schedule 3.10 relating to shareholders.

12.  ADDITIONAL COVENANT.  A new Section 10.5 of the Agreement is hereby added:

          "10.5. Post Closing Information. After the Closing, JV agrees to permit NEIC and any advisors, agents and representatives as may be designated from time to time by NEIC (including, without limitation attorneys, auditors and financial advisors) access to JV to communicate with JV's present or former officers, employees and advisors (including, without limitation, its attorneys, accountants and financial advisors) and to inspect and copy its records and documents in its custody, care or control, including, without limitation, any documents or correspondence submitted to or received from the SEC, any other state or federal governmental agency or any state or federal court relating to any pre-closing activities by JV as an investment adviser which may present any exposure to JVLP. To the extent JVLP has not done so, JV shall upon request furnish to NEIC copies of all correspondence and other materials received by JV from the SEC or sent by JV to the SEC.

13.  MISCELLANEOUS

     13. Ratification. By their execution of this Amendment No. 1, the Stockholders hereby ratify, confirm and approve in all respects the Agreement and all of its provisions.

     13. Captions. The Section captions used in this Amendment No. 1 are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     13. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     13. Entire Agreement. The Agreement, including this Amendment No. 1, and the other documents referred to in the Agreement, contain the entire understanding of the parties hereto with respect to the subject matter in the Agreement. The Agreement, which includes this Amendment No. 1, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

                                        JURIKA & VOYLES, INC.


                                        By:
                                           ----------------------------------
                                            Title: President


                                        STOCKHOLDERS

                                        -------------------------------------
                                        William Jurika


                                        -------------------------------------
                                        Glenn Voyles


                                        -------------------------------------
                                        James Christensen


                                        -------------------------------------
                                        Candace Tom


                                        -------------------------------------
                                        Karl Olaf Mills


                                        -------------------------------------
                                        Cheryl Noriye


                                        -------------------------------------
                                        Chris Bittman


                                        -------------------------------------
                                        Steve Cullen

                                        -------------------------------------
                                        Hugh Burton


                                        -------------------------------------
                                        Greg Welch


                                        -------------------------------------
                                        Phil Cox


                                        -------------------------------------
                                        Paul Meeks


                                        -------------------------------------
                                        Sandra Ribble



                                        NEW ENGLAND INVESTMENT COMPANIES, L.P.

                                        By:  NEW ENGLAND INVESTMENT COMPANIES,
                                              INC., its general partner


                                        By:
                                           ---------------------------------
                                            Title:

                         STOCKHOLDER:


                               -------------------------------------
                               Karl Olaf Mills, Special Trustee
                                for William K. Jurika under the
                                Jurika 1989 Family Trust

                    List of Omitted Schedules and Exhibits
                    --------------------------------------



Schedule 0.1(D)                Terminable Contracts

Schedule 0.1(E)                Initial Run Rate Revenue for certain accounts

Schedule 0.1(F)                Closing Run Rate Revenue

Schedule 3.10                  Shareholders

Schedule 3.19(b)(i)            Relationship Changes

Schedule 7.2(d)(ii)            Consents of Terminable Contracts

Exhibit 6.1(c)(iii)            Form of Consent Letter

Exhibit 7.3(b)                 Form of Bonus Plan


                                      14